Exhibit 3.1

ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
BOURBON BROTHERS HOLDING CORPORATION

These Articles of Amendment to the Amended and Restated Articles of Incorporation were approved by the directors of Bourbon Brothers Holding Corporation (the “Corporation”).  This attachment is incorporated into the foregoing Articles of Amendment.

1.	Article II of the Amended and Restated Articles of Incorporation of the Corporation is hereby amended as follows:

The aggregate number of authorized shares of the Corporation is decreased from 118,247,700 to 104,884,859.

The number of shares designated as Preferred Stock is decreased from 18,242,700 to 4,884,859.

The total number of authorized shares remaining after the reduction in shares is hereby evidenced by the following amendment.  Article II, Section 1 of the Amended and Restated Articles of Incorporation of the Corporation hereby is replaced in its entirety to read as follows:

“ARTICLE II
Authorized Shares

Section 1:  Number.  The aggregate number of shares which the Corporation shall have authority to issue is One Hundred Four Million Eight Hundred Eighty-Four Thousand Eight Hundred Fifty-Nine (104,884,859), of which One Hundred Million (100,000,000) shall be designated as shares of Common Stock of one class with unlimited voting rights with no par value, and Four Million Eight Hundred Eighty-Four Thousand Eight Hundred Fifty-Nine (4,884,859) shall be designated as shares of Preferred Stock, to have such par value, classes and preferences as the Board of Directors may determine from time to time.”

2.	Section 1 of the Certificate of Designation of the Corporation’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”) is hereby amended as follows:

The number of authorized shares of Series A Preferred Stock is decreased from 18,242,700 to 4,884,859.

The total number of authorized shares of Series A Preferred Stock remaining after the reduction in shares is hereby evidenced by the following amendment.  Section 1 of the Certificate of Designation of the Corporation’s Series A Convertible Preferred Stock hereby is replaced in its entirety to read as follows:

“Section 1:  Designation and Amount.  All of the 4,884,859 shares of the Company’s authorized preferred stock, $0.001 par value per share are designated as “Series A Convertible Preferred Stock,” with the rights and preferences set forth below.”